Exhibit 99.4

WOLVERINE BANCORP LOGO

Dear Prospective Investor:

We are pleased to announce that Wolverine Bank is converting from the mutual to stock form of organization, subject to regulatory approval and approval by the members of Wolverine Bank. Wolverine Bank will be the wholly-owned subsidiary of a newly formed stock holding company named Wolverine Bancorp, Inc. In connection with the conversion, Wolverine Bancorp, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion.

We have enclosed the following materials that will help you learn more about an investment in the common stock of Wolverine Bancorp, Inc. Please read and review the materials carefully.

PROSPECTUS: This document provides detailed information about the operations at Wolverine Bank and a complete discussion on the proposed conversion and stock offering of Wolverine Bancorp, Inc.

STOCK ORDER AND CERTIFICATION FORM: This form may be used to purchase stock by returning it with your payment in the enclosed business reply envelope. Your order must be received by 12:00 noon, Eastern time, on                 , 2010.

We invite you and other community members to become stockholders of Wolverine Bancorp, Inc. Through this offering, you have the opportunity to buy stock directly from Wolverine Bancorp, Inc. without paying a commission or a fee.

If you have questions regarding the conversion and the stock offering, please call us at (        )             -            , Monday through Friday, from 9:00 a.m. to 5:00 p.m. Eastern time, or stop by our Stock Information Center Wednesday and Thursday, from 9:00 a.m. to 5:00 p.m., located at 5710 Eastman Avenue, Midland, Michigan.

Sincerely,

David H. Dunn

President and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

End of Offering Wolverine Bank Website Message

Stock Issuance Information

The Wolverine Bancorp, Inc. stock offering closed on                 , 2010. The results of the offering are as follows:

                                                                          .

Interest and refund checks [if applicable] will be mailed to subscribers on or about                 ,              by regular mail to the name and address provided on the Stock Order and Certification Form submitted. No special mailing instructions will be accepted.

Allocations will be made available on KBW’s website beginning on or about                 ,             . [If applicable] You can view your allocation online by visiting https://allocations.kbw.com and typing in your order number and the last four digits of your social security number.

Notice to Subscribers not receiving all shares: Please be aware that while we believe this to be a final allocation, we reserve the right to amend this amount up to the time of trading and recommend you verify the number of shares you received on the face of the certificate you will receive prior to trading your shares. [if applicable]

The transfer agent for Wolverine Bancorp, Inc. will be Registrar and Transfer Company based in Cranford, New Jersey and the phone number for its Investor Relations Department is (800) 368-5948.

We anticipate trading to begin on or about                 ,              on the NASDAQ Capital Market under the symbol “WBKC.”

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Wolverine Bank Website Message:

Plan of Conversion

Information

Wolverine Bank is pleased to announce that materials were mailed on or about November __, 2010 regarding Wolverine Bank’s Plan of Conversion and the stock offering by Wolverine Bancorp, Inc. If you were a depositor as of June 30, 2009,                 , 2010, or                 , 2010, or a borrower as of April 2, 1993 with borrowings still outstanding as of                 , 2010, you should be receiving a packet of materials soon. We encourage you to read the information carefully.

If you were a member of Wolverine Bank as of the Voting Record Date,                 , 2010, one or more proxy cards are included in your packet. We encourage you to return ALL proxy cards or vote by Internet or Telephone as promptly as possible… and THANK YOU!

Information, including a prospectus describing Wolverine Bancorp, Inc.’s stock offering, was also enclosed. The subscription offering has commenced and continues until 12:00 noon, Eastern time, on                 , 2010, at which time your order must be received if you want to take part in the offering.

Depending upon the outcome of the subscription offering that expires                 , 2010, our best estimate at this time for trading of Wolverine Bancorp, Inc. stock on the Nasdaq Capital Market is early January. However, as described in the prospectus, it could be later. The stock will trade under the ticker symbol “WBKC”. We will keep you as informed as possible on this site.

Our telephone number at the Stock Information Center is (        )             -            .

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

WOLVERINE BANK LOGO

PROXY GRAM

PLEASE VOTE TODAY

We recently sent you a proxy statement and related materials regarding a proposal to convert Wolverine Bank from the mutual to stock form of organization.

Your vote on the Plan of Conversion has not yet been received.

Voting for the Conversion does not obligate you to purchase stock and will not affect your accounts or FDIC Insurance Coverage.

Not Returning Your Proxy Card(s) has the Same Effect as Voting “Against” the Conversion.

Your Board of Directors Recommends a Vote “FOR” the Conversion.

Your Vote Is Important To Us!

Please vote TODAY! You may vote by mail using the enclosed envelope, or follow the enclosed instructions to vote by Internet or Telephone. If you received more than one proxy card, please vote all cards you received.

Thank you,

David H. Dunn,

President and Chief Executive Officer

If you have already voted your proxy card(s), please accept our thanks and disregard this notice.

For further information please call the Stock Information Center at (___) ___-____.

The shares of common stock being offered are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

To Members and Friends of Wolverine Bank

Keefe, Bruyette & Woods, Inc., a member of the Financial Industry Regulatory Authority, is assisting Wolverine Bank in converting from the mutual to stock form of organization, subject to approval by the members of Wolverine Bank. Upon completion of the conversion, Wolverine Bank will be a wholly-owned subsidiary of a newly formed stock holding company, Wolverine Bancorp, Inc. In connection with the conversion, Wolverine Bancorp, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion.

At the request of Wolverine Bancorp, Inc., we are enclosing materials explaining this process and your options, including an opportunity to invest in the shares of Wolverine Bancorp, Inc. common stock being offered to customers of Wolverine Bank and various other persons until 12:00 noon, Eastern Time, on                 , 2010. Please read the enclosed prospectus carefully for a complete description of the stock offering. Wolverine Bancorp, Inc. has asked us to forward the prospectus and accompanying documents to you in view of certain requirements of the securities laws in your state.

If you have additional questions regarding the conversion or stock offering, please call us at (        )             -            , Monday through Friday, from 9:00 a.m. to 5:00 p.m. Eastern time, or stop by our Stock Information Center Wednesday and Thursday, from 9:00 a.m. to 5:00 p.m., located at 5710 Eastman Avenue, Midland, Michigan.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

WOLVERINE BANCORP LOGO

Dear Friend:

We are pleased to announce that Wolverine Bank is converting from the mutual to stock form of organization, subject to regulatory approval and approval of the members of Wolverine Bank. Wolverine Bank will be the wholly owned subsidiary of a newly formed stock holding company named Wolverine Bancorp, Inc. In connection with the conversion, Wolverine Bancorp, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion.

Because we believe you may be interested in learning more about an investment in the common stock of Wolverine Bancorp, Inc., we are sending you the following materials which describe the conversion and stock offering.

PROSPECTUS: This document provides detailed information about Wolverine Bank’s operations and the proposed conversion and offering of Wolverine Bancorp, Inc. common stock.

STOCK ORDER AND CERTIFICATION FORM: This form may be used to purchase stock by returning it with your payment in the enclosed business reply envelope. Your order must be received by 12:00 noon, Eastern time, on                 , 2010.

As a friend of Wolverine Bank, you will have the opportunity to buy common stock directly from Wolverine Bancorp, Inc. in the offering without paying a commission or fee, subject to our members’ priority subscription rights. If you have questions regarding the conversion and the stock offering, please call us at (        )             -             Monday through Friday, from 9:00 a.m. to 5:00 p.m. Eastern time, or stop by our Stock Information Center Wednesday and Thursday, from 9:00 a.m. to 5:00 p.m., located at 5710 Eastman Avenue, Midland, Michigan.

We are pleased to offer you this opportunity to become a stockholder of Wolverine Bancorp, Inc.

Sincerely,

David H. Dunn President and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

WOLVERINE BANCORP,

INC. LOGO

Proposed Holding Company for

Wolverine Bank

Q&A GRAPHIC

QUESTIONS AND ANSWERS

ABOUT OUR CONVERSION

AND STOCK OFFERING

The shares of common stock being offered are not deposits or savings accounts and are not insured by the

Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

This pamphlet answers questions about the Wolverine Bank conversion and stock offering. Investing in shares of common stock involves certain risks. For a discussion of these risks and other factors, including a complete description of the offering, investors are urged to read the accompanying prospectus, especially the discussion under the heading “Risk Factors.”

GENERAL – THE CONVERSION

Our Board of Directors has determined that the conversion is in the best interests of Wolverine Bank, our customers and the communities we serve.

WHAT IS THE CONVERSION?

Under the Plan of Conversion (the “plan”), our organization is converting from the mutual to stock form of organization. As a result of the conversion, Wolverine Bank will be the wholly owned subsidiary of a newly formed stock holding company named Wolverine Bancorp, Inc.

After the conversion is completed, 100% of the common stock of Wolverine Bancorp, Inc. will be owned by public stockholders.

WHY IS WOLVERINE BANK CONVERTING TO THE STOCK FORM OF ORGANIZATION?

The conversion to the stock holding company form of organization will enable Wolverine Bank to access capital through the sale of common stock by Wolverine Bancorp, Inc. This additional capital will provide us with the flexibility to support internal growth through increased lending in the communities we serve, support future operational growth,, support the future branching activities and/or the acquisition of financial services companies (including FDIC – assisted transactions) as opportunities arise, implement more flexible capital management strategies and to retain and attract qualified personnel.

WHAT EFFECT WILL THE CONVERSION HAVE ON EXISTING DEPOSIT AND LOAN ACCOUNTS AND CUSTOMER RELATIONSHIPS?

The conversion will have no effect on existing deposit or loan accounts and customer relationships. Deposits will continue to be federally insured by the Federal Deposit Insurance Corporation to the maximum legal limit. Interest rates and existing terms and conditions on deposit accounts will remain the same upon completion of the conversion. Contractual obligations of borrowers of Wolverine Bank will not change and there will be no change in the amount, interest rate, maturity, security or any other condition relating to the respective loans of customers.

WILL CUSTOMERS NOTICE ANY CHANGE IN WOLVERINE BANK’S DAY-TO-DAY ACTIVITIES AS A RESULT OF THE CONVERSION AND THE OFFERING?

No. It will be business as usual. The conversion is an internal change in our corporate structure. There will be no change to our Board of Directors, management, staff or branches.

THE PROXY VOTE

Although we have received conditional approval, the Plan is also subject to depositor approval.

SHOULD I VOTE TO APPROVE THE PLAN OF CONVERSION?

Your Board of Directors recommends a vote “FOR” the Plan of Conversion. Your Board of Directors believes that converting to a public ownership structure will best support future growth and expanded services. Your “FOR” vote is very important! NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST” THE PLAN OF CONVERSION.

WHY DID I GET SEVERAL PROXY CARDS?

If you had more than one deposit account on                 , 2010, you could receive more than one proxy card, depending on the ownership structure of your accounts. There are no duplicate cards – please vote all of the proxy cards you receive.

PLEASE RETURN ALL PROXY CARDS OR VOTE BY INTERNET OR TELEPHONE TODAY!

HOW MANY VOTES DO I HAVE?

Depositors are entitled to one vote for each $100 on deposit and borrower members are eligible to one vote. No member may cast more than 1,000 votes. Proxy cards are not imprinted with your number of votes; however, votes will be automatically tallied by computer when returned to the Stock Information Center.

MAY I VOTE IN PERSON AT THE SPECIAL MEETING?

Yes, but we would still like you to sign, date and mail your proxy today. If you decide to revoke your proxy, you may do so at any time before such proxy is exercised by executing and delivering a later-dated proxy or by giving notice of revocation in writing or by voting in person at the special meeting. Attendance at the special meeting will not, of itself, revoke a proxy.

MORE THAN ONE NAME APPEARS ON MY PROXY CARD, WHO MUST SIGN?

The names reflect the title of your deposit account. Proxy cards for joint deposit accounts require the signature of only one of the depositors. Proxy cards for trust or custodian accounts must be signed by the trustee or the custodian, not the listed beneficiary.

THE STOCK OFFERING AND PURCHASING SHARES

ARE WOLVERINE BANK’S DEPOSITORS REQUIRED TO PURCHASE STOCK IN THE CONVERSION?

No depositor or other person is required to purchase stock. However, depositors and other eligible persons will be provided the opportunity to purchase stock consistent with the established priority of subscription rights, should they so desire. The decision to purchase stock will be exclusively that of each person. Whether an individual decides to purchase stock or not will have no positive or negative impact on his or her standing as a customer of Wolverine Bank. The conversion will allow depositors of Wolverine Bank an opportunity to buy common stock and become stockholders of Wolverine Bancorp, Inc.

HOW MANY COMMON SHARES ARE BEING OFFERED AND AT WHAT PRICE?

Wolverine Bancorp, Inc. is offering up to 3,392,500 shares of common stock, subject to adjustment as described in the prospectus, at a price of $10.00 per share, through the prospectus.

WHO IS ELIGIBLE TO PURCHASE COMMON SHARES IN THE SUBSCRIPTION AND COMMUNITY OFFERINGS?

Pursuant to the Plan, non-transferable rights to subscribe for shares of Wolverine Bancorp, Inc. common stock in the Subscription Offering have been granted in the following descending order of priority.

Priority #1 – Depositors with an aggregate balance of at least $50 with Wolverine Bank at the close of business on June 30, 2009;

Priority #2 – Our tax-qualified employee benefit plans;

Priority #3 – Depositors with an aggregate balance of at least $50 with Wolverine Bank at the close of business on                 , 2010;

Priority #4 – Depositors of Wolverine Bank at the close of business on                 , 2010 and to borrowers of Wolverine Bank as of April 2, 1993 whose borrowings as of that date remain outstanding as of                 . 2010.

Shares not purchased in the Subscription Offering may be offered for sale to the general public in a Community Offering, with a preference given first to natural persons (including trusts of natural persons) residing in the Michigan counties of Midland, Saginaw, Bay, Clare, Gladwin, Isabella, Gratiot, Shiawassee, Genesee and Tuscola.

Shares not sold in the Subscription and Community Offerings may be offered for sale through a Syndicated Community Offering to the general public.

HOW MANY SHARES MAY I BUY?

The minimum order is 25 shares ($250). The maximum individual purchase limit is 35,000 shares ($350,000). No person, together with associates of, and persons acting in concert with such person, may purchase more than 50,000 shares ($500,000) of common stock in all categories combined, as further discussed in the prospectus.

WILL THE COMMON STOCK BE INSURED?

No. Like any common stock, the common stock of Wolverine Bancorp, Inc. will not be insured.

HOW DO I ORDER THE COMMON STOCK?

You must complete and return the enclosed Stock Order and Certification Form, along with full payment. Instructions for completing your Stock Order and Certification Form are included with the order form. Your order must be received (not postmarked) by 12:00 noon, Eastern time, on                 , 2010. Delivery of an original stock order form (copies or facsimiles are not acceptable) and full payment may be made by mail, using the Stock Order Reply Envelope provided, by overnight courier to the indicated address on the stock order form, or by hand-delivery to any of our full service branch offices. Please do not mail stock order forms to Wolverine Bank.

HOW MAY I PAY FOR MY COMMON STOCK?

First, you may pay for common stock by check or money order made payable to Wolverine Bancorp, Inc. These funds will be cashed upon receipt. We cannot accept wires or third party checks. Wolverine Bank line of credit checks may not be used. Please do not mail cash!

Second, you may authorize us to withdraw funds from your savings account or certificate of deposit at Wolverine Bank for the amount of funds you specify for payment. There is no penalty for early withdrawal from a certificate of deposit. You will not have access to these funds from the day we receive your order until completion or termination of the conversion. You may not designate withdrawal from Wolverine Bank accounts with check-writing privileges. Please submit a check instead. Also, IRA or other retirement accounts held at Wolverine Bank may not be listed for direct withdrawal. See information on IRA accounts below.

WILL I EARN INTEREST ON MY FUNDS?

Interest will be paid by Wolverine Bancorp, Inc. on these funds at Wolverine Bank’s statement savings rate from the day the funds are received until the completion or termination of the conversion. At that time, you will be issued a check for interest earned on these funds. If paid by authorizing a direct withdrawal from your Wolverine Bank deposit account(s), your funds will continue earning interest within the account, at the applicable deposit account rate.

CAN I PURCHASE STOCK USING FUNDS IN MY WOLVERINE BANK IRA?

Yes. To do so, however, you must first establish a self-directed IRA at a brokerage firm or the trust department of another financial institution and transfer a portion or all of the funds in your IRA at Wolverine Bank. Please contact your broker or self-directed IRA provider as soon as possible if you want to explore this option, as these transactions take time. Your ability to use such funds for this purchase may depend on time constraints, because this type of purchase requires additional processing time.

WILL DIVIDENDS BE PAID ON THE COMMON STOCK?

Following the offering, Wolverine Bancorp, Inc.’s Board of Directors will have the authority to declare dividends. However, no decision with respect to the payment of dividends has been made. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future.

HOW WILL THE COMMON STOCK BE TRADED?

Wolverine Bancorp, Inc.’s stock is expected to trade on the Nasdaq Capital Market under the symbol “WBKC” after the completion of the offering. However, no assurance can be given that an active and liquid market will develop.

ARE EXECUTIVE OFFICERS AND DIRECTORS OF WOLVERINE BANK PLANNING TO PURCHASE STOCK?

Yes! The executive officers and directors of Wolverine Bank plan to purchase, in the aggregate, $             million worth of stock or approximately         % of the common stock offered at the minimum of the offering range.

MUST I PAY A COMMISSION?

No. You will not be charged a commission or fee on the purchase of common stock in the conversion.

MAY I CHANGE MY MIND AFTER I PLACE AN ORDER TO SUBSCRIBE FOR STOCK?

No. After receipt your executed stock order form may not be modified, amended or rescinded without our consent, unless the offering is not completed by                 , in which event subscribers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

IF I PURCHASE SHARES IN THE OFFERING, WHEN WILL I RECEIVE MY STOCK CERTIFICATE?

Our transfer agent, Registrar and Transfer Company, will send stock certificates by first class mail as soon as possible after completion of the stock offering. Although the shares of Wolverine Bancorp, Inc. common stock will have begun trading, brokerage firms may require that you have received your stock certificate(s) prior to selling your shares. Your ability to sell the shares of common stock prior to your receipt of the stock certificate will depend on the arrangements you may make with your brokerage firm.

WHERE TO GET MORE INFORMATION

For additional information, refer to the enclosed prospectus or call our Stock Information Center, toll free, at (        )             -            , Monday through Friday, between 9:00 a.m. and 5:00 p.m., Eastern time. You can also stop into our main office at 5710 Eastman Avenue, Midland Michigan to speak with a stock center representative on Wednesday and Thursday from 9:00 a.m. to 5:00 p.m., Eastern time. The Stock Information Center will be closed weekends and bank holidays.

WOLVERINE BANK LOGO

PROXY GRAM II

PLEASE VOTE TODAY

We recently sent you a proxy statement and related materials regarding a proposal to convert Wolverine Bank from the mutual to stock form of organization.

Your vote on the Plan of Conversion has not yet been received.

Voting for the Conversion does not obligate you to purchase stock and will not affect your accounts or FDIC Insurance Coverage.

Not Voting has the Same Effect as Voting “Against” the Conversion.

Your Board of Directors Recommends a Vote “FOR” the Conversion.

Our Reasons for the Corporate Change

Our primary reasons for converting and raising additional capital through the offering are to:

increase our capital to support future growth;

have greater flexibility to structure and finance the expansion of our operations, including potential cash or stock acquisitions of other financial institutions, although we have no current arrangements or agreements with respect to any such acquisitions;

provide better capital management alternatives, including the ability to pay dividends and to repurchase shares of our common stock, subject to market conditions; and

retain and attract qualified personnel by establishing stock-based benefit plans for management and employees.

Your Vote Is Important To Us!

Please vote TODAY! You may vote by mail using the enclosed envelope, or follow the enclosed instructions to vote by Internet or Telephone. If you received more than one proxy card, please vote all cards you received.

Thank you,

David H. Dunn

President and Chief Executive Officer

If you have already voted your proxy card(s), please accept our thanks and disregard this notice.

For further information please call the Stock Information Center at (___) ___-____.

The shares of common stock being offered are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Wolverine Bank Logo

                , 2010

Dear Valued Wolverine Bank Customer:

We recently forwarded to you a proxy statement and related materials regarding a proposal to convert Wolverine Bank from the mutual to stock form of organization. This conversion will allow us to operate in essentially the same manner as we currently operate, but provide us with the flexibility to increase our capital, continue to support future lending and operational growth, and support future branching activities and/or the acquisition of financial services companies.

As of today, your vote on our Plan of Conversion has not yet been received. Your Board of Directors recommends a vote “FOR” the Plan of Conversion.

If you have already voted, please accept our thanks and disregard this request. If you have not yet voted, we would sincerely appreciate you taking a moment to vote TODAY! You may vote by mail using the enclosed envelope, or follow the enclosed instructions to vote by Internet or Telephone. If you received more than one proxy card, please vote all cards you received. Our meeting on                 , 2010 is fast approaching and we’d like to receive your vote as soon as possible.

Voting “FOR” the conversion does not affect the terms of or insurance on your accounts. For further information, please call our Stock Information Center at (        )             -            , Monday through Friday, between 9:00 a.m. and 5:00 p.m., Eastern time, or stop by our Stock Information Center Wednesday and Thursday, from 9:00 a.m. to 5:00 p.m., located at 5710 Eastman Avenue, Midland, Michigan.

Best regards and thank you,

______________________________________

David H. Dunn

President and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

WOLVERINE BANCORP LOGO

Dear Member:

We are pleased to announce that Wolverine Bank is converting from the mutual to stock form of organization, subject to regulatory approval and approval by the members of Wolverine Bank at a Special Meeting of Members. Wolverine Bank will be the wholly owned subsidiary of a newly formed stock holding company named Wolverine Bancorp, Inc. In connection with the conversion, Wolverine Bancorp, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion.

To complete the conversion, we need your participation in an important vote. Enclosed are a proxy statement and a prospectus describing the Plan of Conversion and your voting and subscription rights. YOUR VOTE IS VERY IMPORTANT.

Enclosed, as part of the proxy materials, is your proxy card, the detachable section attached to the order form bearing your name and address. This proxy card should be voted prior to the Special Meeting of Members to be held on                 , 2010. Please take a moment now to sign and date the enclosed proxy card and return it to us in the postage-paid envelope provided. You also can submit your vote on the Internet or by Telephone. Directions for submitting your vote can be found on the enclosed proxy card. FAILURE TO VOTE HAS THE SAME EFFECT AS VOTING AGAINST THE CONVERSION.

The Board of Directors believes the Conversion will offer a number of advantages, such as an opportunity for depositors of Wolverine Bank to become stockholders of Wolverine Bancorp, Inc. Please remember:

•	Your deposit accounts will continue to be insured up to the maximum legal limit by the Federal Deposit Insurance Corporation (“FDIC”).

•	There will be no change in the balance, interest rate or maturity of any deposit account or loan because of the conversion.

•	Members have a right, but not an obligation, to buy Wolverine Bancorp, Inc. common stock and may do so without the payment of a commission or fee before it is offered to the general public.

•	Like all stock, shares of Wolverine Bancorp, Inc.’s common stock issued in this offering will not be insured by the FDIC.

The enclosed prospectus contains a complete discussion of the conversion and stock offering. We urge you to read this document carefully. If you are interested in purchasing the common stock of Wolverine Bancorp, Inc., your Stock Order and Certification Form and payment must be received by the Stock Information Center (located at our main office in Midland, Michigan) or our Stock Processing Center (located in Chicago, Illinois) before 12:00 noon, Eastern time, on                 , 2010.

If you have questions regarding the conversion and the stock offering, please call us at (        )             -            , Monday through Friday, from 9:00 a.m. to 5:00 p.m., Eastern time, or stop by our Stock Information Center Wednesday and Thursday, from 9:00 a.m. to 5:00 p.m., located at 5710 Eastman Avenue, Midland, Michigan.

Sincerely,

David H. Dunn President and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.